Exhibit 99.1

Progressive Care Reports Third Quarter 2022 Financial Results and Appointment of Charles M. Fernandez as New Chief Executive Officer

Miami, FL – November 15, 2022 – Progressive Care Inc. (OTCQB: RXMD) (“Progressive Care” or the “Company”), a personalized healthcare services and technology provider, today announced financial and operational results for the three and nine months ended September 30, 2022, and appointment of Charles M. Fernandez as the new Chief Executive Officer.

The Company is delighted to welcome our current Chairman of the Board, Charles M. Fernandez as the Company’s new Chief Executive Officer. On November 11, 2022, Alan Jay Weisberg, Chief Executive Officer, and Vice-Chairman of the Board, resigned effective immediately. On the same date, the Board appointed Charles to serve as the new CEO effective immediately.

“Yesterday we announced that Jay Weisberg, our former CEO, had resigned his positions as CEO and Vice-Chair of the Board of Directors. Progressive Care is greatly indebted to Jay’s leadership and guidance to the Company as we emerged from the pandemic. Jay will remain available to us on a consulting basis as we continue our transition to a diversified technology-driven healthcare company. Upon Jay’s resignation, the Directors of Progressive Care appointed me as the Chief Executive Officer. As many of you are aware, I had joined the Board of Directors of Progressive Care as the Chairman in September. My appointment as Chairman was part of the $6 million investment made in Progressive Care in September 2022 by NextPlat Corporation, the Company of which I am also the CEO and Executive Chairman. I will receive no salary or other forms of compensation for my work as CEO of Progressive Care. I am taking on this role with the goal of maximizing the synergies that exist between NextPlat and Progressive Care. “ said Charles M. Fernandez, CEO of Progressive Care.

Key Financial Highlights for the Three Months Ended September 30, 2022 compared to the same period in 2021:

●	Revenue increased 4% to approximately $10.1 million
●	Prescription revenue increased 16% to almost $9.4 million
●	Cash balance of $7.4 million.

Recent Operational Highlights:

●	The Company has completed its strategic transaction with NextPlat for recapitalization purposes
●	Appointment of new Board Members Charles M. Fernandez, Rodney Barreto, and Pedro Rodriguez
●	Launch of our ClearMetrx platform for 340B third-party administration
●	Partnership with MedAvail to provide prescription dispensing kiosks
●	Launch of remote patient monitoring platform including physicians’ web portal and patients’ native apps for Android and iOS
●	Integration with Salesforce to enhance marketing and sales efforts for developing business lines

Operating results for the three months ended September 30, 2022:

For the three months ended September 30, 2022 and 2021, we recognized overall revenue from operations of approximately $10.1 million and $9.8 million, respectively. Net pharmacy revenues increased by approximately $0.3 million for the three months ended September 30, 2022 when compared to the same period in 2021. For the three months ended September 30, 2022, the increase in revenue was mainly attributable to an increase in pharmacy revenue of approximately $1.3 million and 340B contract revenue of approximately $0.5 million, which was offset by a decrease in COVID-19 testing revenue of approximately $1.1 million and an increase in PBM fees of approximately $0.4 million when compared to the same period in 2021.

We have filled approximately 117,000 and 106,000 prescriptions during the three months ended September 30, 2022 and 2021, respectively, a 10% period over period increase in the number of prescriptions filled.

Gross profit margins decreased from 30% for the three months ended September 30, 2021, to 21% when compared to the same period in 2022. The 9% period over period decrease is mainly due to the decrease in COVID-19 testing revenues, which have significantly higher margins than pharmacy operations.

The loss from operations increased by approximately $2.1 million for the three months ended September 30, 2022, when compared to the same period in 2021, due to the decrease in COVID-19 testing revenues and increase in operating expenses, which was offset by an increase in prescription and 340B contract revenue.

Operating results for the nine months ended September 30, 2022:

For the nine months ended September 30, 2022 and 2021, we recognized overall revenue from operations of approximately $30.2 million and $29.0 million, respectively. Net pharmacy revenues increased by approximately $1.2 million for the nine months ended September 30, 2022 when compared to the same period in 2021. For the nine months ended September 30, 2022, the increase in revenue was mainly attributable to an increase in pharmacy revenue of approximately $2.4 million and an increase in 340B contract revenue of approximately $0.1 million, which was offset by a decrease in COVID-19 testing revenue of approximately $1.0 million and an increase in PBM fees of approximately $0.3 million, when compared to the same period in 2021.

We have filled approximately 347,000 and 330,000 prescriptions during the nine months ended September 30, 2022 and 2021, respectively, a 5% period over period increase in the number of prescriptions filled.

Gross profit margins decreased from 27% for the nine months ended September 30, 2021, to 22% when compared to the same period in 2022. The 6% period over period decrease is mainly due to the decrease in COVID-19 testing revenues, which have significantly higher margins than pharmacy operations.

The loss from operations increased by approximately $1.6 million for the nine months ended September 30, 2022, when compared to the same period in 2021, due to the decrease in COVID-19 testing revenue and increase in operating expenses, which was offset by an increase in pharmacy revenue and 340B contract revenue.

Net (Loss) Income:

Our net loss was negatively impacted by non-recurring and non-cash items. For the nine months ended September 30, 2022 we had a net loss of $11.2 million compared to net income of $0.4 million for the same period in 2021, this is an approximate $11.6 million year over year decrease. We experienced a number of non-recurring and non-cash charges to our net loss in the third quarter that were attributable to the recapitalization of our debt and the capital raise associated with the issuance of Series B Preferred Stock.

Among them, we incurred non-recurring costs direct and attributable from securities attorneys, investment banker fees, stock compensation expense, gain on debt extinguishment, and accounting fees. These non-recurring costs approximated over $1.2 million. We incurred non-cash charges as a result of the change in fair value of the derivative liabilities associated with the warrants and convertible debt due to insufficient authorized shares to settle these instruments and was approximately $7.8 million.

EBITDA - Non-GAAP Financial Measures:

	For the Three Months Ended September 30,
	2022	2021
Net (loss) income	$(8,962,628)	$528,399
Interest expense	107,893	355,750
Change in fair value of derivative liability	7,894,100	(255,130)
Income tax expense	-	(1,920)
Depreciation and amortization expense	49,493	57,884
Consolidated Adjusted EBITDA	$(911,143)	$694,983

	For the Nine Months Ended September 30,
	2022	2021
Net (loss) income	$(11,204,825)	$364,089
Interest expense	645,183	985,163
Change in fair value of derivative liability	9,067,500	(913,640)
Income tax expense	866	7,029
Depreciation and amortization expense	145,691	324,192
Consolidated Adjusted EBITDA	$(1,345,585)	$766,833

We had negative adjusted EBITDA of approximately $900 thousand for the third quarter of 2022 as compared to positive EBITDA of approximately $700 thousand for the same period in 2021. Our EBITDA was negatively impacted by the non-recurring charges associated with the recapitalization of our debt and capital raise associated with the issuance of Series B Preferred Stock.

Cash Position:

	For the Nine Months Ended September 30,
	(unaudited)
	2022	2021
Net change in cash from:
Operating activities	$999,188	$(114,569)
Investing activities	(4,276)	(132,702)
Financing activities	4,940,557	247,430
Change in cash	$5,935,469	$159
Cash at end of the period	$7,347,577	$2,100,854

Our cash position was over $7.3 million at September 30, 2022, which was positively impacted by the cash proceeds received from the preferred stock issuance. We plan to utilize some of the proceeds for marketing.

Conference Call Replay:

For those unable to participate in the live conference call, a replay will be available at https://progressivecareus.com/news-releases/ and https://www.smallcapvoice.com/clients/rxmd/ shortly after the call had concluded.

For more information about Progressive Care, please visit the Company’s website.

Connect and stay in touch with us on social media:

Progressive Care Inc.

https://www.progressivecareus.com/

PharmCoRx

https://www.pharmcorx.com/

ClearMetrX

https://www.clearmetrx.com/

About Progressive Care:

Progressive Care Inc. (OTCQB: RXMD), through its subsidiaries, is a Florida health services organization and provider of Third-Party Administration (TPA), data management, COVID-19 related diagnostics and vaccinations, 340B contracted pharmacy services, prescription pharmaceuticals, compounded medications, provider of tele-pharmacy services, the sale of anti-retroviral medications, medication therapy management (MTM), the supply of prescription medications to long-term care facilities, and health practice risk management.

Cautionary Disclosure Regarding Forward-Looking Statements

Forward-Looking Statements contained herein that are not based upon current or historical fact are forward-looking in nature and constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements reflect the Company’s expectations about its future operating results, performance, and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Progressive Care Inc., its subsidiaries, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company’s actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements.

Public Relations Contact:

Carlos Rangel

carlosr@pharmcorx.com